The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, Amendment No. 1 dated May 16, 2012 to Preliminary Pricing Supplement dated May 3, 2012
PROSPECTUS dated November 21, 2011	Pricing Supplement No. 195 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT dated November 21, 2011	Dated May , 2012
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Non-Callable Contingent Coupon Notes
Based on the Performance of the S&P 500® Index due May 28, 2027

Unlike ordinary debt securities, the Non-Callable Contingent Coupon Notes Based on the Performance of the S&P 500® Index due May 28, 2027, which we refer to as the notes, do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index, which we refer to as the underlying index, is at or above 850, which we refer to as the barrier level, on the related observation date (as specified below).  If the index closing value is less than the barrier level on any observation date, we will pay no interest for the related interest period.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive no contingent monthly coupons. At maturity, the payment due under the notes will be the stated principal amount for each note you hold and accrued and unpaid interest, if any.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

•	The principal amount and original issue price of each note is $1,000.
•
From and including the original issue date to but excluding the maturity date, the notes will pay a contingent monthly coupon of 8% per annum but only if the index closing value of the S&P 500® Index on the related observation date is at or above the barrier level.

If, on any observation date, the index closing value is less than the barrier level, we will pay no coupon for the applicable interest period.
•	The barrier level is 850.
•	The interest payment dates are the 28th day of each month, beginning June 28, 2012.
•
The observation dates are each the third business day preceding each interest payment date, beginning with the June 28, 2012 interest payment date, except that the observation date immediately preceding the maturity date shall be the second business day prior to such maturity date.  With respect to any interest period, the related observation date is the observation date at the end of such period.

•
The maturity date and each interest payment date may be postponed as a result of the postponement of the related observation date due to non-index business days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617482R48 and the ISIN for the notes is US617482R485.

You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $         for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of  $         per note.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of notes or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)  where no consideration is or will be given for the transfer; or

(3)  where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The notes do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 850, which we refer to as the barrier level, on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no interest payments during the entire term of the notes in exchange for an opportunity to earn interest at a potentially above-market rate if the S&P 500® Index closes at or above the barrier level on each monthly observation date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Each note costs $1,000
We, Morgan Stanley, are offering the Non-Callable Contingent Coupon Notes Based on the Performance of the S&P 500® Index due May 28, 2027, which we refer to as the notes.  The principal amount and original issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., is willing to purchase the notes is expected to be affected adversely by the inclusion of these commissions and hedging costs in the original issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes do not provide for regular interest payments
The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  The notes will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  If, on any monthly observation date, the index closing value of the underlying index is at or above the barrier level, we will pay a coupon of 8% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date for the applicable interest period.

If, however, the index closing value of the underlying index is lower than the barrier level on any monthly observation date, we will pay no coupon for the applicable interest period.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive no contingent monthly coupons.

We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any interest payment date.  Even if the underlying index were to be at or above the barrier level on some monthly observation dates, it may fluctuate below the barrier level on others.

The barrier level is 850.

The interest payment dates are the 28th day of each month, beginning June 28, 2012.  The observation dates are each the third business day preceding each interest payment date, beginning with the June 28, 2012 interest payment date, except that the observation date immediately preceding the maturity date shall be the second business day prior to such maturity date.  With respect to any interest period, the related observation date is the observation date at the end of such period.

Each interest period will be the monthly period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

The maturity date and each interest payment date may be postponed as a result of the postponement of the related observation date due to non-index business days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

100% of the principal amount due at maturity	At maturity, the payment due under the notes will be the stated principal amount per note plus accrued and unpaid interest, if any, subject to issuer credit risk.

Please review the historical performance of the underlying index for the period from January 1, 2007 through May 15, 2012 in this pricing supplement under “Description of Notes—Historical Information.”  You cannot predict the future performance of the underlying index based on its historical performance.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the payment that you will receive on each interest payment date and at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-18.

The notes should be treated as variable rate debt instruments for U.S. federal income tax purposes
In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Please read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United

States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are unsecured senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  In addition, investing in the notes is not equivalent to investing in a fixed rate debt security due to the fact that all interest payments are contingent on the performance of the S&P 500® Index.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not provide for regular interest payments
The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 850, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value of the underlying index is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable interest payment date.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The contingent coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period
Whether the contingent coupon will be paid on any interest payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any interest payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on monthly observation dates, if the closing value of the underlying index on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was at or above the barrier level on other days during that interest period.

Market price will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the S&P 500® Index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

•  the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

•  whether the index closing value of the S&P 500® Index has been below the barrier level on any observation date,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

•  dividend rates on the securities underlying the S&P 500® Index,

•  the time remaining until the notes mature,

•  interest and yield rates in the market,

•  the availability of comparable instruments,

•      the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

•  any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of the S&P 500® Index at the time of sale is below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the barrier level on each observation date so that you will receive no return on your investment throughout the entire term of the notes.  There can be no assurance that the closing value of the underlying index will be at or above the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Description of Notes—Historical Information” on PS-16.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could affect whether the underlying index closes at or above the barrier level on the observation dates and, accordingly, whether we pay a monthly contingent coupon on the notes.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. will determine the payment that you will receive on each interest payment date and at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Adjustments to the underlying index could adversely affect the value of the notes
The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable interest payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the barrier level.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $1,000 Stated Principal Amount of our Non-Callable Contingent Coupon Notes Based on the Performance of the S&P 500® Index due May 28, 2027.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	May 24, 2012
Original Issue Date (Settlement Date)	May 30, 2012 (3 Business Days after the Pricing Date)
Maturity Date	May 28, 2027, subject to extension as described below

If, due to a Market Disruption Event or otherwise, the final Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that final Observation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.  See “––Observation Date” below.

Specified Currency	U.S. dollars
CUSIP Number	617482R48
ISIN Number	US617482R485
Minimum Purchase Amount	$1,000 and integral multiples of $1,000 in excess thereof
Original Issue Price	$1,000 (100%)
Stated Principal Amount	$1,000
Underlying Index	The S&P 500® Index (the “Index”)
Index Publisher	Standard & Poor’s Financial Services LLC (“S&P”) or any successor thereof
Contingent Interest Rate
From and including the Original Issue Date to but excluding the Maturity Date, the Notes will pay a contingent monthly coupon of 8% per annum (computed on the basis of a year of 360 days and twelve 30-day months) for the applicable Interest Period but only if the Index Closing Value on the related Observation Date is at or above the Barrier Level.

Barrier Level	850
Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Index Publisher.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under

“—Discontinuance of the Index; Alteration of Method of Calculation.”
Interest Payment Dates
The 28th day of each month, beginning June 28, 2012; provided that if any scheduled Interest Payment Date is not a Business Day, that interest payment, if any, will be made on the next succeeding Business Day and no adjustment will be made to any interest payment made on that succeeding Business Day; provided further that the payment of interest, if any, with respect to the final Observation Date will be made on the Maturity Date.  In addition, during the third year following the Original Issue Date until maturity, if, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Interest Payment Date, the Interest Payment Date will be the second Business Day following that Observation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.  See “—Observation Dates” below.

Interest Period
The monthly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the following scheduled Interest Payment Date, with no adjustment for any postponement thereof.

Record Date
The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date one Business Day prior to such scheduled Interest Payment Date.

Observation Dates
The third Business Day preceding each Interest Payment Date, commencing with the Interest Payment Date of June 28, 2012, except that the Observation Date immediately preceding the Maturity Date shall be the second Business Day prior to the Maturity Date.  With respect to any Interest Period, the related Observation Date is the Observation Date at the end of such period.  If any such day is not an Index Business Day or if there is a Market Disruption Event on such day, the relevant Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the scheduled Observation Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Observation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting the Index without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

Payment at Maturity	The payment due per Note at maturity will be the Stated Principal Amount of the Notes that you hold and any accrued but unpaid interest with respect to the Notes.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to each Stated Principal Amount of the Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below and “Forms of Securities—The Depositary” in the accompanying prospectus.

Index Business Day
Index Business Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Relevant Exchange
Relevant Exchange means, with respect to the Index or its Successor Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Market Disruption Event	Market Disruption Event means:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Index

(or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including Morgan Stanley & Co. LLC (“MS & Co.”)) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of the Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Index or the Successor Index prior to, and such discontinuance is continuing on, any Observation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value of the Index or the Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

If at any time, the method of calculating the Index or the Successor Index, or the value thereof, is changed in a material respect, or if the Index or the Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or the Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to the Index or the Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or the Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or the

Successor Index as if it had not been modified (e.g., as if such split had not occurred).
Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	MS & Co.
Alternate Exchange Calculation
in Case of an Event of Default
In case an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be determined by the Calculation Agent and will be an amount in cash equal to the Stated Principal Amount of the Notes plus any applicable interest payment calculated using the interest rate in effect for the then current Interest Period and as if the date of acceleration were the related Observation Date.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the payment that you will receive on each Interest Payment Date and at maturity or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the published high, low and end-of-quarter closing values of the Index for each calendar quarter in the period from January 1, 2007 through May 15, 2012.  The graph following the table sets forth the daily closing values of the Index for the same period.  On May 15, 2012, the Index Closing Value for the Index was 1,330.66.  We obtained the information in the tables and graph from Bloomberg Financial Markets, without independent verification. The historical performance of the Index should not be taken as an indication of its future performance.  The Index may be, and has been, volatile, and we can give you no assurance that the volatility will lessen.

The S&P 500® Index Historical High, Low and Period End Closing Values January 1, 2007 through May 15, 2012
S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through May 15, 2012)	1,419.04	1,330.66	1,330.66

S&P 500® Index Daily Closing Values January 1, 2007 through May 15, 2012

The S&P 500® Index
The S&P 500® Index, which is calculated, maintained and published by S&P, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P
and Morgan Stanley
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement Between S&P and Morgan Stanley” in the accompanying index supplement.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The Original Issue Price of the Notes includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

During the term of the Notes, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks constituting the Index, in futures and/or options contracts on the Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially affect whether the Index will close at or above the Barrier Level on each Observation Date and, accordingly, whether you will receive an interest payment on the Notes for the related Interest Period.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Notes or the interest payments you will receive over the term of your investment in the Notes.

Supplemental Information Concerning Plan of Distribution;
Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $      for each Note they sell; provided that dealers selling to investors purchasing the Notes in fee-based advisory accounts will receive a sales commission of $       per Note.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or the securities underlying the Index in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Notes and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of notes or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity and is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Income
Taxation.
In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, the Notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  The discussion below assumes this treatment of the Notes is respected.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes,” “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, stated interest paid on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.  Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than any amount received in respect of accrued interest, which will be treated as described above) and the holder’s adjusted tax basis in the Note.  Such gain or loss will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year.

Tax Consequences to Non-U.S. Holders

Under current law, non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the Notes, provided they fulfill certain certification requirements.

If you are a non-U.S. Holder, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. Holders for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. Holders should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.

The discussion in the preceding paragraphs, the discussion under “Tax considerations” in the accompanying free writing prospectus and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.